Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Tessera, Inc.

Tessera Global, Limited

Tessera Interconnect Materials, Inc.

Tessera International, Inc.

Tessera Cayman

Tessera Technologies Hungary Holding Limited Liability Company

Tessera Israel Limited